Exhibit 99.1

Unicycive Therapeutics Announces Time Change for 2025 Annual Meeting of Stockholders

LOS ALTOS, CA  May 21, 2025/ Unicycive Therapeutics, Inc. (NASDAQ: UNCY) (“Unicycive” or the “Company”), a clinical stage biotechnology company developing therapies for patients with kidney disease, today announced a change in the time of the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The previously announced date of the meeting (June 9, 2025) and location of the meeting (4300 El Camino Real, Suite 210, Los Altos, CA 94022) will not change, but the meeting will be held at 7:00 a.m., Pacific Daylight Time, on that date. Stockholders of record as of the close of business on April 30, 2025, the record date, can find additional details regarding participation in the Annual Meeting at https://annualgeneralmeetings.com/uncy2025.

About Unicycive Therapeutics

Unicycive Therapeutics is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead investigational treatment is oxylanthanum carbonate, a novel phosphate binding agent currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of hyperphosphatemia in patients with chronic kidney disease who are on dialysis. Unicycive’s second investigational treatment UNI-494 is intended for the treatment of conditions related to acute kidney injury. It has been granted orphan drug designation (ODD) by the FDA for the prevention of Delayed Graft Function (DGF) in kidney transplant patients and has completed a Phase 1 dose-ranging safety study in healthy volunteers. For more information about Unicycive, visit Unicycive.com and follow us on LinkedIn and X..

Investor Contacts:

Kevin Gardner
LifeSci Advisors
kgardner@lifesciadvisors.com

Media Contact:

Rachel Visi

Real Chemistry

redery@realchemistry.com

SOURCE: Unicycive Therapeutics, Inc.